EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of January 1st, 2023, by and between TraQiQ, Inc., a California corporation (hereinafter the "Company"), and Ajay Sikka (hereinafter the "Employee") (collectively the "Parties").

Recitals

A. The Company is engaged in the business of Environmental Services. The Company desires to employ Employee, and Employee desires to provide the Company with the benefit of Employee's services in accordance with the terms of this Agreement.

B. The services Employee will render to the Company under this Agreement are of a special, unique, extraordinary and intellectual character and Employee's position with the Company places Employee in a position of confidence and trust. Further, the rendering of services by Employee to the Company necessarily requires the Company to disclose to Employee confidential and proprietary information as more fully set forth in Section 9, below.

C. Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company that Employee make the covenants contained herein, that the covenants are a material inducement for the Company to employ Employee or continue Employee's employment and that the covenants are given as an integral part of an incident to this Agreement.

D. Employee acknowledge that the restrictions contained in this Agreement on Employee's employment are reasonable and necessary to protect the Company from unfair competition and the improper use of its confidential information, that the Company has a protectable property interest in restricting Employee's future employment and that such restrictions will not deprive Employee of the ability to earn a living.

Terms of Agreement

In consideration of the mutual covenants and obligations herein set forth, the Parties hereto agree as follows:

1. Engagement; Nature of Duties.

(a) Company hereby engages Employee to serve as Board Director and Chief Executive Officer of the Company. The Employee shall have such duties, authority and responsibilities customary and consistent with the Employee's position and as determined from time to time by the board of directors of the Company (the "Board"). The Employee shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement. In determining whether or not the Employee has used his or her best efforts hereunder, the Employee's and the Company's delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Employee shall not be judged solely on the

Company's earnings or other results of the Employee's performance, except as specifically provided to the contrary by this Agreement

(b) Employee shall report to the Board.

2. Term. Employee's employment with the Company is for a term of three years (36 months) (the "Term"), commencing on the date of this Agreement.

3. Commencement of Services. Employee shall assume his offices an executive officer of the Company and shall commence performing services for the Company on the date the Company provides Employee with evidence that the Company has obtained a directors and officers liability insurance policy on terms and providing such coverage as shall be reasonably acceptable to Employee (also referred to herein as the "Commencement Date").

4. Performance of Duties; Location. Employee shall devote Employee's full time and attention to Employee's duties and the performance of the services hereunder, and shall serve the Company diligently and to the best of his abilities. Employee's services shall be exclusive to Company while employed by the Company, and Employee, subject to the terms of this Section 4, shall not accept any other employment or position, or engage in any other business enterprise, of any nature, without the prior written consent of Company.

(a) Employee may make and manage Employee's personal investments (provided such investments in other activities do not violate, in any material respect, the provisions of Section 8 of this Agreement), be involved in charitable and professional activities, and, with the prior written consent of the Board, serve on boards of other for profit entities, provided such activities do not materially interfere with the performance of his duties hereunder (however, the Board does not typically allow officers to serve on more than one public company board at a time).

(b) Employee agrees that during Employee's employment with the Company, Employee will not engage in any competitive outside business activities other than with the Company's prior written approval. Employee will devote Employee's best efforts to the performance of Employee's duties and the advancement of the Company and shall not engage in any other employment, profitable activities, or other pursuits which would cause Employee to disclose or utilize the Company's Confidential Information, or reflect adversely on the Company. This obligation shall include, but is not limited to, obtaining the Company's consent prior to performing tasks for business associates of the Company outside of Employee's customary duties for the Company, giving speeches or writing articles, blogs, or posts, about the business of the Company, improperly using the name of the Company or identifying Employee's association or position with the Company in a manner that reflects unfavorably upon the Company. Employee further agrees that Employee will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name of the Company or the name of any affiliate of the Company or any other name under which any such entities do business.

(c) Employee shall perform his services to the Company from the State of Virginia. Upon Employee's written request, the Company shall rent office space, reasonably acceptable to Employee, the monthly rent of which shall be no greater than $1,000.

5. **Compensation and Benefits.**

(a) Base Salary. Commencing on the Commencement Date, the Company shall pay to Employee a base annual compensation ("Base Salary") in the amount of three hundred thousand dollars ($300,000), payable in accordance with the Company's customary payroll practices. Employee's Base Salary shall be reviewed annually based on cost-of-living increases and merit increases based on performance and as generally determined for executive employees.

(b) Annual Bonus. During the Term of this Agreement, Employee will be entitled to participate in an annual incentive compensation plan of the Company ("Annual Bonus"), Employee's target annual bonus for 2023 will be fifty percent (50%) of Base Salary, which will be achieved if the Company has monthly average revenue equal to $1,750,000 during the fourth quarter of 2023. The amount of any other Annual Bonus will be discretionary, and will be determined based upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the Company.

(c) One Time Bonus. The Company shall pay to the Employee a $75,000 cash bonus, payable in equally monthly installments during the first twelve months of Employee's employment (subject to the Employee's provision of services through such date), beginning on the one month anniversary of the Commencement Date.

(d) Equity Incentives.

(i) Promptly following the Commencement Date, the Company will grant the Employee 5,930,000 shares of restricted common stock of the Company (the "Restricted Stock"), pursuant to the TraQiQ, Inc. 2020 Equity Compensation Plan (the "Plan"), and subject to (y) the award agreement attached hereto as Exhibit A (the "Award Agreement"), which Employee will be required to sign and (z) the following vesting schedule:''

(A) 905,000 shares of the Restricted Stock will vest on the third month anniversary of the Commencement Date (subject to the Employee's provision of services through such date); and

(B) the remaining 5,430,000 shares of Restricted Stock will begin to vest over a period of three years, in six equal installments, first on the nine month anniversary of the Commencement Date and every six months thereafter.

(ii) The Company shall issue additional shares of Restricted Stock to the Employee, pursuant to the Plan and subject to the Award Agreement in the amounts, and based on the achievements, set for below, with all such shares vesting in equal monthly installments over a period of four years:

(A) In connection with the closing of a transaction pursuant to which the Company or any of its affiliates acquires at least a majority of the equity interests, or substantially all of the assets of another entity the Company shall issue to Employee shares as follows:

a. 750,000 shares of Restricted Stock for the first acquisition

b. 750,000 shares of Restricted Stock for the second acquisition

(B) In the event the value of the aggregate stock of the Company traded on OTC averages at least $100,000 per day in the fourth quarter of 2023, the Company shall issue to Employee 250,000 shares of Restricted Stock.

(C) On the date the stock of the Company is first listed on Nasdaq, the Company shall issue to Employee 250,000 shares of Restricted Stock.

(D) Promptly following the calendar quarter during which the Company achieves a positive EBITDA calculation, the Company shall issue to Employee 250,000 shares of Restricted Stock.

(E) In the event the Company raises at least $10,000,000 pursuant to a bona fide equity financing, the Company shall issue to Employee 250,000 shares of Restricted Stock.

(F) For each purchaser order the Employee procures from new customers of the Company, pursuant to which such new customer commits to at least $200,000 of annual revenue of the Company, the Company shall issue to Employee 100,000 shares of Restricted Stock; provided, however that the number of shares of Restricted Stock the Employee may be issued pursuant to this Section 5(d)(F) shall not exceed 500,000.

Within twenty (20) days after the date on which any Restricted Stock is granted to the Employee (the "Issue Date"), the Employee shall provide the Company with a copy of the Employee's completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The Employee shall, within thirty (30) days after the Issue Date, file such election with the Internal Revenue Service via certified mail, return receipt requested, and shall thereafter notify the Company that such election has been timely filed. The Employee should consult his tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding, forfeiture and sale of the unvested Restricted Stock to be granted pursuant to this Agreement. A sample Section 83(b) election form is attached hereto as Exhibit.

(f) Vacation. During the Term, Employee will be entitled to three weeks paid vacation each year. The Company does not offer Paid Time Off (PTO) or PTO accrual.

(g) Expense Reimbursement. The Company shall promptly reimburse Employee for the necessary and reasonable business expenses Employee incurs in the performance of Employee's duties in accordance with the Company's expense reimbursement policy. The

reimbursement of expenses during a year will not affect the expenses eligible for reimbursement in any other year.

(h) Benefits. Employee shall be eligible to participate in the Company's benefits, retirement or insurance programs now or hereafter maintained by Company for the benefit of its employees generally, subject only to any eligibility or membership restrictions of such programs.

6. Corporate Opportunities. During the Term, Employee will submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware that directly relate to the businesses of the Company, as such business of the Company exist from time to time during the Term ("Corporate Opportunities"). During the Term, unless approved by the Board, Employee will not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee's own behalf, unless after submitting such Corporate Opportunity to the Board, the Board rejects such opportunity in writing and consents to Employee pursuing such opportunity (such Corporate Opportunities, which the Company expressly declines and consents to Employee's involvement in, being the "Company Declined Corporate Opportunities").

7. Termination.

(a) In the event that Employee's employment with the Company is terminated for any reason, the Company shall pay Employee: (i) his Base Salary, pro-rated through the date of termination to the extent not yet paid to him; (ii) any unreimbursed business expenses payable to Employee; and (iii) any payments and benefits to which Employee is entitled pursuant to the terms of any employee benefit or compensation plan or program in which he participates (or participated) (items (i) through (iii) being the "Accrued Amounts"). The Company shall pay Employee the items in (i) and (ii) within ten (10) days following the date of termination and the amounts under (iii) in accordance with the terms of such plans or programs.

(b) In addition to the Accrued Amounts, in the event Employee's employment is terminated by the Company without Cause, due to Employee's resignation for Good Reason, or due to Employee's Disability (defined below), the Company shall also pay Employee an amount equal to twelve (12) months of Employee's Base Salary, less all applicable withholdings and authorized or required deductions, as salary continuation ("Severance") in accordance with the Company's normal payroll practices over the twelve (12) month period following Employee's last day of employment. Furthermore, if Employee elects to continue to receive group health insurance coverage under the Company's group health plan pursuant to COBRA, the Company will reimburse Employee for such monthly COBRA premiums for twelve (12) months following the termination date (such monthly payments being the "COBRA Amount"), provided Employee provides the Company with adequate documentation of his payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Employee and his dependents (if applicable) had immediately prior to the termination of his employment with the Company. In the event Employee does not elect COBRA coverage, Employee subsequently becomes ineligible for continued COBRA coverage, or Employee fails to provide the Company with adequate

documentation of his payment of such COBRA premiums, the Company shall no longer be obligated to pay Employee the COBRA Amount.

(c) Notwithstanding the above, in order to receive Severance and continued payments of COBRA Amount, Employee must satisfy the Release Condition (defined below). If Employee fails to satisfy the Release Condition, the Company shall have no obligation to pay Employee Severance or continue paying Employee the COBRA Amount.

(d) Definitions.

(i) "Cause" means: (A) Employee's indictment for, conviction of, or entry of a plea of guilty or *nolo contendere* to any felony (other than one arising out of motor vehicle accidents or violations) or any crime (which is a misdemeanor or greater offense) involving moral turpitude; (B) Employee's willful malfeasance, or Employee's willful misconduct in connection with his employment or Employee's gross negligence that does or reasonably could be expected to materially and adversely affect the business of the Company; (C) Employee's material breach of this Agreement or Employee's breach of any Company policy as in effect from time to time that (or could reasonably be expected to) materially and adversely affect the business of the Company; (D) Employee's willful failure to perform Employee's material duties to Company or Employee's refusal to abide by a lawful directive of the Board; (E) Employee's embezzlement, fraud, theft, or malfeasance; or (F) Employee's knowing and intentional violation of any law regarding employment discrimination or sexual harassment. Notwithstanding anything herein to the contrary, the Company will give Employee written notice as soon as practicable, but in no event later than ninety (90) calendar days, after the occurrence of an event constituting Cause is known by a majority of all members of the Board, prior to terminating this Agreement for Cause. Such notice shall set forth the nature of any alleged conduct constituting Cause in reasonable detail. Following Employee's receipt of such written notice, Employee shall be entitled to appear with counsel upon written request, made within five (5) business days of receiving such notice, before a meeting of the full Board, which may be telephonic, within a reasonable time after such request to present information regarding Employee's views on the Cause event. Except for a failure, conduct or breach which by its nature cannot be cured, Employee shall have thirty (30) calendar days from the receipt of such notice within which to cure and within which period the Company cannot terminate this Agreement for the stated reason, and, if so cured, after which period the Company cannot terminate Employee's employment under this Agreement for the stated reason. For purposes of this Agreement, no such purported termination of Employee's employment for Cause shall be effective without such notice.

(ii) "Disability" means that: (A) Employee has become totally and permanently disabled under the Company's long-term disability benefit plan as in effect from time to time (if such a plan exists) is are receiving long-term disability benefits thereunder; or (B) if there is no long-term disability benefit plan, that Employee experiences a mental or physical disability resulting in Employee being unable to perform his material duties hereunder for ninety (90) consecutive days, or an aggregate period of one hundred eighty (180) days in any twelve (12) month period (as determined by a physician selected by the Company in its good faith judgment and reasonable acceptable to Employee). The Company shall hold all personal information collected as part of this process, including any medical records, medical history, or other health

information, in the strictest confidence and shall limit the dissemination of such information to employees of the Company on a need-to-know basis.

(iii) "Good Reason" means the occurrence of any of the following events without Employee's prior written consent: (A) a material diminution of Employee's titles, authorities, duties, responsibilities, or reporting relationships, with such determination being made with reference to the greatest extent of Employee's titles, authorities, duties, responsibilities, or reporting relationships; (B) the assignment to Employee of duties materially inconsistent with his position with Company; (C) any diminution of Employee's Base Salary; (D) any requirement that Employee stop working remotely; (E) the Company's failure to pay any amount due to Employee under this Agreement or (F) the Company's or any affiliate's material breach of this Agreement or any other written agreement between the Company and Employee; provided, however, that Employee shall have provided the Company with written notice that such events have occurred and afforded Company thirty (30) days to cure and Company shall have failed to cure such events within such 30 day cure period.

(iv) "Release Condition" means that Employee has executed a general release of claims in favor of Company and its affiliates, officers, directors, and employees in a form reasonably provided by Company by the date specified in such release and such release has become irrevocable by its terms; provided that in the event that the period Employee has to sign and/or revoke such release spans two calendar years, Company will begin paying Employee the Severance as soon as possible but in no event earlier than the beginning of such second calendar year. Such release shall not require Employee to waive any rights Employee may have to the Accrued Amounts and the Severance, in accordance with the terms of this Agreement. Notwithstanding the above, such release shall not require Employee to release any claims or rights arising or in any way related to: (i) the Severance or COBRA Amount; (ii) reimbursement for business expenses incurred prior to the date of termination, in accordance with any Company business expense policies (as applicable); (iii) any employee benefit or compensation plan or program in which Employee participates (or participated); (iv) Employee's rights to be indemnified and to the advancement of expenses for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to Employee's service as an officer or employee of the Company, including attorneys' fees; (v) Employee's equity interest and any similar interest in the Company or any affiliate; and (vi) any rights or claims that that arise after the signing of the release or which otherwise cannot be waived as a matter of law.

8. Restrictive Covenants.

(a) Non-competition. At all times during my employment or engagement with the Company, and for a period thereafter of twelve (12) months, Employee shall not, directly or indirectly, on his own behalf or on behalf of any person, firm, company, or entity: (i) engage in any business that competes with the business of the Company anywhere in the world; or (ii) provide to any third party that primarily engages in a business that competes with the business of the Company any services comparable to those Employee provided to the Company in the course of my engagement or employment with the Company.

(b) Non-Service. At all times during Employee's employment or engagement with the Company, and for a period thereafter of twelve (12) months, Employee agree that he shall

not, directly or indirectly, on his own behalf or on behalf of any person, firm, company, or entity, accept business of the type offered by the Company during his employment with the Company or perform or supervise the performance of any services related to such business for any: (i) client or customer of the Company, whom he solicited or serviced, or who were solicited or serviced by those who he directly supervised; (ii) former client or customer of the Company who was such within twelve (12) months prior to the termination of his employment with the Company and whom he solicited or serviced, or who were directly solicited or serviced by those who he supervised; or (iii) any clients or customers, of the Company who the Company solicited or serviced during his employment with the Company.

(c) Non-solicitation. At all times during Employee's employment or engagement with the Company, and for a period thereafter of twelve (12) months, he shall not, directly or indirectly, on his own behalf or on behalf of any person, firm, company, or entity: (i) solicit, offer employment or engagement to, or hire (collectively, "Restricted Solicitation") any person who consulted with or has been employed by the Company at any time during the twelve (12) months immediately preceding such Restricted Solicitation; or (ii) solicit, call upon, or otherwise communicate in any way with any client or customer of the Company, or any prospective client or customer to whom or to which the Company made a targeted pitch in the last six (6) months of his employment, for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company from any person or entity other than the Company. Notwithstanding the above, this provision shall not apply to any employee who responds to a general advertisement not targeted at any specific employees of the Company, or to any employee who independently seeks employment with his subsequent employer through no solicitation, contact or referral by me, either directly or indirectly, including through a headhunter; and provided further, that he may ask the Company to permit Company employees and/or consultants to assist me on Company Declined Corporate Opportunities from time to time, but the Company shall be free to approve or decline such request(s) (with such approval not to be unreasonably withheld).

9. Confidential Information.

(a) Employee acknowledges that during the course of Employee's employment with the Company, Employee will be provided, learn, develop and have access to trade secrets, confidential information and proprietary materials which may include, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Company's relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to

consultants or other service providers; and other information, whether tangible or intangible, in any form or medium provided (collectively, "Confidential Information") which is not generally available to the public and which has been developed, will be developed or acquired by the Company at considerable effort and expense. Without limiting the foregoing, Employee acknowledges and agrees that Employee will learn, be provided, develop and have access to certain techniques, methods or applications implemented or developed by the Company which are not generally known to the public or within the community in which the Company competes, and any and all such information shall be treated as Confidential Information. Employee specifically agrees and acknowledges that, in the event that Employee would become employed or otherwise associated with a competitor of the Company, it would be inevitable that Employee would disclose Confidential Information to such competitor. Employee further agrees and acknowledges that the Confidential Information would aid the competitor and that the threat of such inevitable disclosure is so great that, for purposes of this Agreement, it must be assumed.

(b) During the Term of this Agreement or at any time thereafter, unless otherwise specifically authorized in writing by the Company, Employee hereby covenants and agrees: (i) to hold Confidential Information in the strictest confidence; (ii) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by the Company; (iii) to use such Confidential Information only within the scope of Employee's employment with the Company for the benefit of the Company; and (iv) to take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information. Employee agrees to immediately notify the Company of any unauthorized disclosure or use of any Confidential Information of which Employee become aware. The confidentiality obligations herein shall not prohibit Employee from revealing evidence of criminal wrongdoing to legitimate law enforcement officials or Confidential Information by order of court or agency of competent jurisdiction or as otherwise required by law; however, Employee shall promptly inform the Company of any such situations and shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such required disclosure and has had a reasonable opportunity first to seek a protective order. For the avoidance of doubt, nothing in this Agreement is intended to or will be used in any way to limit Employee's rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.

(c) No Use or Disclosure. Employee agrees that he shall not reproduce, disclose to anyone or use any Confidential Information except for the exclusive benefit of Company and only to the extent necessary to perform services as an employee of Company. Employee agrees to cooperate with Company and to use his best efforts to prevent the unauthorized disclosure, use or reproduction of any Confidential Information. Employee's obligations under this paragraph shall remain in effect while Employee is an employee of Company and for five (5) years thereafter.

(d) Return of Materials. Upon termination of this Agreement for any reason, Employee shall immediately deliver to Company all materials containing or disclosing Confidential Information in Employee's possession or under Employee's control, whether those materials are written, graphical, machine-readable or in any other form. Upon Employee's return of these materials, Employee agrees to sign and deliver to Company a certificate attesting that Employee has returned to Company all materials containing Confidential Information that were in

Employee's possession or control and that Employee is not retaining any duplicate set(s) of these materials.

(e) Definitions.

(i) "Confidential Information" and includes, but is not limited to, any information: (1) from which Company derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; (2) which could result in embarrassment or other harm to Company and/or their directors, officers or employees if improperly disclosed; or (3) which Employee gains knowledge of, or access to, through as an employee of the Company. Examples of Confidential Information include, but are not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or placed in any tangible medium of expression): Company's data and research, business plans, financial statements, personnel information, products, techniques and services, including information relating to purchasing, accounting, marketing, merchandising, selling, Trade Secrets (as defined in this Subsection), or customer lists, price lists, pricing policies, financial information, employee files, which information Company maintains as confidential. "Confidential Information" also includes information owned by Company, as well as information belonging to its customers, suppliers, joint venturers, licensors, licensees, distributors, government agencies or other persons and entities with whom Company does business. Limits on disclosure of Confidential Information does not include publicly disclosed information, information known by Employee as of the Start Date, or independently developed information.

(ii) "Trade Secrets" means and includes, but is not limited to, the names and addresses of the Company's customers, products, records and specifications, services, including information relating to research, development, purchasing, accounting, marketing, merchandising, selling, price lists, pricing policies, financial information, employee files and other materials and information, whether or not reduced to writing or placed in any tangible medium of expression, which information Company maintains as confidential. Trade Secrets do not include information known by Employee as of the Commencement Date or information learned by Employee from sources other than the Company or its affiliates or third parties.

9. **Representations by Employee**. Employee represents and warrants that: (a) his employment with the Company does not constitute a breach of any agreement or other legal obligation with or to a third party; (b) he is not bound by or subject to any agreement or other legal obligation with a third party that would adversely affect Employee's employment with the Company, including but not limited to, a prior employment agreement, confidentiality agreement, or covenant not to compete, not to solicit or other restriction against competition; and (c) he will not use in connection with Employee's employment with the Company any confidential or proprietary information belonging to any third party without first obtaining a written release from that third party. Employee shall indemnify, defend, and hold harmless the Company, and the present, former and future officers, directors, managers, shareholders, members, employees, contractors and agents of the Company, from any and all losses, claims, damages, judgments, awards, costs and expenses (including without limitation, reasonable attorneys' fees and costs, and direct, indirect, and consequential damages) incurred as a result of any breach of this Section.

10. Non-Disparagement. I shall not disparage, defame or make, publish or communicate any statement which might adversely affect the reputation of the Company or its affiliates, or any of their businesses, plans or prospects, or any of their respective employees, consultants, partners, members, or shareholders. The Company agrees that, unless Employee makes an election in writing to the Company within ten (10) days following his last day of employment with the Company that waives the Company's instruction obligation under this Section 10, the Company will instruct the members of its Board and the executives of the Company not to disparage, defame, or make, publish or communicate any statement which might adversely affect Employee's reputation. For the purpose of this Section, the term "disparage" shall include, without limitation, any statement accusing either party of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. Notwithstanding the above, in no event shall either party be prohibited from providing truthful testimony in connection with a legal proceeding or governmental investigation.

11. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code ("Section 409A"), and the Parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The Parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A. A termination of Employee's employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting "deferred compensation" under Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of Employee's "separation from service" Employee is a "specified employee" within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of Employee's "separation from service." Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which Employee incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another

benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year. In the event that any payment(s) from the Company to Employee is conditioned upon Employee's execution and non-revocation of a general release of claims in favor of the Company, and the period Employee has to sign and/or revoke such release spans two calendar years, the Company will pay (or begin paying Employee, as applicable) such payment(s) as soon as possible but in no event earlier than the beginning of such second calendar year.

12. **Notices**. Any and all notices which are required or permitted to be given by any party to any other party hereunder shall be given in writing, sent by registered or certified mail, or by e-mail, with any charges therefore prepaid, addressed to such party as follows:

(a) Notices to Employee:

Ajay Sikka
13985 NE 3rd Street
Bellevue WA 98005

(b) Notices to Company:

Attention: Ajay Sikka
14205 SE 36th Street, Suite 100
Bellevue, WA 9806
Email: ajay@RecoupEnv.com

or to such other address as the parties shall from time to time give notice of in accordance with this Section. Notices sent in accordance with this Section shall be deemed effective on the date of dispatch, and an affidavit of mailing or dispatch, executed under penalty of perjury, shall be deemed presumptive evidence of the date of dispatch.

13. **Governing Law and Arbitration.** This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington. Any dispute or controversy arising out of or relating to this Agreement, and/or related to Employee's employment with the Company, that could otherwise be resolved by a court shall be resolved through arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, in which neither class nor collective proceedings will be permitted. Judgment upon the award may be entered in any court having jurisdiction thereover. Employee and the Company give up and waive any right to resolve a controversy through any other means, and ***the right to sue in court in connection with claims related to this Agreement and/or Employee's employment with the Company***. This waiver of the right to sue in court includes, for example, claims based on federal statutes such as Title VII of the Civil Rights Act of 1964 and the Fair Labor Standards Act and claims based on statutes, common law causes of action and concerning compensation. If there is more than one dispute between Employee and the Company, all such disputes may be heard in a single proceeding. Disputes pertaining to different employees of the Company will be heard in separate proceedings. Any arbitration shall

be held in the County of King, State of Washington or in such other place as the Parties hereto may agree, unless applicable law requires otherwise.

14. <u>No Credit for Drafting</u>. Employee understands that this Agreement is deemed to have been drafted jointly by the Parties. Any uncertainty or ambiguity shall not be construed for or against any Party based on attribution of drafting to any Party.

15. <u>Assignment</u>. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Company's prior written consent, which consent may be granted or withheld in the Company's sole discretion. The Company shall have the right to assign this Agreement or transfer or delegate its rights and duties hereunder to any corporation (or other entity) with which or into which the Company may be merged or which may otherwise in any manner succeed to the ownership of its assets and/or operation of its business, and the Employee shall attorn to (and accept performance by) any such successor. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

16. <u>Severability</u>. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

17. <u>Amendment and Modification</u>. No provision of this Agreement may be modified, amended, waived or terminated except by a writing signed by both Employee and the Company. No course of dealing between Employee and the Company will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

18. <u>Entire Agreement</u>. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof. All prior or contemporaneous agreements or understandings between the Parties relating to the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement. Employee acknowledges that no other promises were made to Employee other than are or may be contained in this Agreement, and that no other inducement caused Employee to sign this Agreement.

19. <u>Cooperation</u>. At all times during and after the Employee's employment with the Company, the Employee agrees to cooperate with the Company and its attorneys in connection with any claim, litigation, or judicial or arbitral proceeding which may be brought against the Company by any third party relating to or otherwise involving the Employee. The Employee's duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company's attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Employee's knowledge of the matters at issue and recollection of events; (b) appearing at the Company's and/or its attorneys' request (and, to the extent possible, at a time convenient to the Company) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully the Employee's knowledge of the matters at issue; and (c) signing at the Company's and/or its attorneys' request declarations or affidavits that

truthfully state the matters of which the Employee has knowledge. The Company shall promptly reimburse the Employee for the Employee's actual and reasonable travel or other out-of-pocket expenses that the Employee may incur in cooperating with the Company and/or its attorneys.

20. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law. Certain of the benefits described above which the Company intends to offer Employee may constitute taxable income to Employee. In the event that it does, Employee understands and agrees that Employee shall be responsible for such additional taxes and the Company shall not pay any portion of such additional taxes.

21. No Obligation to Employ. Nothing in this Agreement shall confer on Employee any right to continue in the employ of the Company after the expiration of the Term.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

23. Facsimile Signatures. Facsimile signed counterparts to this Agreement, including signed counterparts delivered in PDF or other electronic format, shall be acceptable and binding and treated in all respects with the same force and effect as an originally executed counterpart signature.

24. Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel regarding this Agreement, has read and understand this Agreement, are fully aware of its legal effect, and has entered into it freely and voluntarily and not on any representations of promises other than those contained in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

"Company"	"Employee"
TraQiQ, Inc.	Ajay Sikka
Signed: DocuSigned by: Gregory Rankich DB38840CA48B403...	DocuSigned by: Ajay Sikka C7FC46A5136F43B...
By: Gregory Rankich	
Its: Board Compensation Committee Chair	